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                                  EXHIBIT 21.1

                           SUBSIDIARIES OF THE COMPANY

A&B Bolt & Supply, Inc.
ARC Disposition, Inc.
Bolt Manufacturing Co., Inc.
Control Products of Louisiana, Inc.
Cor-Val Holdings, Inc.
Cor-Val LP, Inc.
     Cor-Val, L.P.
Landreth Metal Forming, Inc.
LSS-Lone Star-Houston, Inc.
Manifold Valve Services, Inc.
Moores Pump & Services, Inc.
O&M Equipment Holdings, Inc.
O&M Equipment LP, Inc.
     O&M Equipment, L.P.
Philform, Inc.
Pipeline Valve Specialty, Inc.
Preferred Industries Holdings, Inc.
Preferred Industries LP, Inc.
     Preferred Industries, L.P.
The Rex Group, Inc.
     T-3 Machine Tool, Inc.
     Rex Machinery Movers, Inc.
Total Power Systems, Inc.
     TPS Total Power Systems, Inc.
T-3 Financial Services LP, Inc.
     T-3 Financial Services, L.P.
T-3 Management Holdings, Inc.
T-3 Management LP, Inc.
     T-3 Management Services, L.P.
T-3 Support Services, Inc.
United Wellhead Services, Inc.
Whir Acquisition, Inc.